Exhibit 99.3
February 13, 2009
Borders Group, Inc.
100 Phoenix Drive
Ann Arbor, MI 48108

Attention:	Mr. Ron Marshall, President and Chief Executive Officer
EXTENSION AND AMENDMENT OF PURCHASE OFFER
Ladies and Gentlemen:
          Reference is made to our letter to you, dated as of April 9, 2008, as extended pursuant to our letter to you, dated as of December 22, 2008 and as amended pursuant to our letters to you, dated as of January 16, 2009, January 27, 2009 and February 11, 2009 (the “Purchase Offer Letter”). Capitalized terms used but not defined have the meanings specified in the Purchase Offer Letter.
          This confirms your and our agreement that:
          (i) the Drop-Dead Date is hereby extended to April 15, 2009, or such later date as you and we may mutually agree in writing; and
          (ii) the reference in Section 1 of the Purchase Offer Letter to “3 calendar days” is hereby replaced with the term “10 Business Days,” and the reference in Section 9(i) of the Purchase Offer Letter to “3rd calendar day” is hereby replaced with the term “10th Business Day.” For the avoidance of doubt (x) the terms “Business Day” and “business day” used in the Purchase Offer Letter shall have the same meaning ascribed to the term “business day” in the form Stock Purchase Agreement (the “Form SPA”) attached as Exhibit A to the Purchase Offer Letter, and (y) Seller may accept the purchase offer for the UK Business by executing and delivering irrevocable written notice of such acceptance to Buyer by no later than 11:59 p.m. on March 30, 2009.

          The parties hereto agree to revise the Form SPA promptly prior to its execution and delivery in accordance with the provisions of the Purchase Offer Letter, so as to replace the reference to “third calendar day” in Section 1.3 with the term “tenth business day.”
          The parties hereto agree and acknowledge that Seller is making today a payment to Buyer in an aggregate amount of $750,000 as reimbursement of expenses of Buyer and as consideration for the extension of the Drop-Dead Date as set forth herein and the receipt of such funds by Buyer today is a condition precedent to the effectiveness of this letter agreement.
          For the avoidance of doubt, the Purchase Offer Letter and the Form SPA shall remain in full force and effect in accordance with their original terms, except as expressly amended or modified by this letter agreement.
          This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.
[signatures on following page]

Very truly yours,

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
By: PS Management GP, LLC, its General Partner

By: Name:	/s/ William A. Ackman William A. Ackman, Managing Member
Agreed to and accepted this
  13th day of February, 2009
BORDERS GROUP, INC.

By: Name:	/s/ Mark Bierley Mark Bierley
Title:	Executive Vice President and Chief Financial Officer